EXHIBIT 99.1

Smith-Midland Announces Receipt of  Nasdaq Letter

MIDLAND, VA – June 4, 2025 – Smith-Midland Corporation (NASDAQ: SMID) (the “Company”), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced it received a letter from Nasdaq, dated May 29, 2025, indicating that the Company has regained compliance as it relates to its Annual Report on Form 10-K (“10-K”) for the year ended December 31, 2024. The Company’s 10-K was filed on May 27, 2025.

On May 29, 2025, the Company received a letter from Nasdaq, indicating it was not in compliance with Nasdaq listing rule 5250(c)(1), which requires the timely filing of all required periodic financial reports with the Securities and Exchange Commission. The required filing in question is the Company’s Quarterly Report on Form 10-Q (“10-Q”) for the quarter ended March 31, 2025.

The delay in filing the 10-Q is related to the Company requiring additional time to complete its financial reporting close process as a result of delays in filing the Company’s 10-K. The Company expects to file its 10-Q in the near future.

As previously disclosed on the Company's Form 12b-25 filed with the SEC on May 15, 2025, revenue is expected to be higher for the quarter ended March 31, 2025 than the prior year quarter ended March 31, 2024, resulting in significantly higher net income for the quarter ended March 31, 2025 than the prior year quarter ended March 31, 2024. Numbers at this time are preliminary and subject to further adjustment.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in: Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, the uncertainties arising from the policies of the new Administration and DOGE, the risk of less government spending on infrastructure than anticipated, inflationary factors including potential recession, our material weaknesses in internal controls, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company’s accounting policies and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Dominic L. Hunter

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser

Three Part Advisors, LLC

(214) 872-2710